SHARE PURCHASE AGREEMENT

This Share Purchase Agreement, dated as of June 17, 2013 (this "Agreement"), is made and entered into by and among Premier Power Renewable Energy, Inc., a Delaware corporation ("PPRW"), Rupinvest a corporation duly organized and existing under the laws of Luxembourg ("LUX") on the one hand, and FPA srl, a corporation duly organized and existing under the laws of the country of Italy ("FPA"), on the other hand.

RECITALS

WHEREAS, on December 28, 2012, the Board of Directors of PPRW adopted resolutions approving PPRW's sale of one hundred percent (100%) of the equity ownership interests of Premier Power Italy S.p.A (the "Sale") fully owned by LUX in exchange for Two Hundred Fifty Thousand euros (€250,000) and the transfer of 2,547,126 shares of the restricted common stock of PPRW (each a "PPRW Share" and collectively the "PPRW Shares") currently owned by EVOLUTION INVESTMENTS.

WHEREAS, as of December 28, 2012, LUX was the sole and exclusive shareholder of one hundred percent (100%) of the equity ownership interests of PPI (the "PPI Equity Interests");

WHEREAS, PPRW is the sole and exclusive shareholder of one hundred percent (100%) of the issued and outstanding equity ownership shares of LUX

WHEREAS, FPA will acquire, within 60 days of the date of this Agreement, from EVOLUTION INVESTMENTS (currently exclusive owner) 2,547,126 restricted shares of PPRW (the "Consideration Shares").

AGREEMENT

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

I. THE ACQUISITION

1.1 The Acquisition. Upon the terms and subject to the conditions hereof:

1.1.1 LUX hereby agrees to complete the sale, of the PPI Equity Interests to FPA, which constitutes 100% of the issued and outstanding equity ownership interests of PPI.

1.1.2 As consideration for the Acquisition of the PPI Equity Interests, FPA in addition to the cash payment of Two Hundred Thousand euros (€200,000); shall make a cash payment of Fifty Thousand euro (€50,000) (hereinafter the "Cash Payment") by December 31st, 2013.

1.1.3 As additional consideration for the Acquisition of the PPI Equity interests, FPA will ,within 60 days of the date of this Agreement, acquire from EVOLUTION INVESTMENTS the Consideration Shares and deliver the stock certificate(s) representing such

Consideration Shares to PPRW or PPRW's transfer agent according to PPRW's delivery instructions for the specific purpose of cancelling such Consideration Shares from PPRW's books and records.

II. MISCELLANEOUS

2.1 Entire Agreement. This Agreement contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.

2.2 Amendments. No provision of this Agreement may be waived, modified, supplemented, or amended except in a written instrument signed, in the case of an amendment, by each party.

2.3 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. No party may assign this Agreement or any rights or obligations hereunder without the prior written consent of the other parties.

2.4 Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by the laws of the State of California.

2.5 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a ".pdf" format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or ".pdf" signature page were an original thereof.

2.6 Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant, or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants, and restrictions without including any of such that may be hereafter declared invalid, illegal, void, or unenforceable.

IN WITNESS WHEREOF, the parties have executed this Agreement to be duly executed by its representative thereunto duly authorized as of the day and year first written above.

Premier Power Renewable Energy, Inc., a Delaware corporation ("PPRW"), - and Rupinvest a corporation duly organized and existing under the laws of Luxembourg ("LUX") on the one hand, and FPA srl, a corporation duly organized and existing under the laws of the country of Italy ("FPA"), on the other hand.

Premier Power Renewable Energy, Inc.

By: Francesco Marangon
Its: CEO

FPA srl

By: Marco Pulitano
Its: Director

Rupinvest

By: François Bourgon
Its: Gérant

Register n.	File n.

STOCK TRADING DEED

ITALIAN REPUBLIC

On the twenty-ninth day of December of the year two thousand and twelve in Campobasso, Italy in my office located in via Garibaldi n. 5, the following persons were present before me, Michele Pilla, a Notary Public in Campobasso, registered in the roll of the Notary districts of Campbasso, Isernia and Larino:

DE OTO Elena, born in Campobasso, Italy and domiciled in Campobasso, Italy, via Principe di Piemonte, fiscal code DTENLE69R49B519H, taking part in the present deed as the attorney for the company “RUPINVEST SARL”, with its legal office in Luxembourg, rue Jean-Pierre Probst n. 4, registered in the R.C.S. Luxembourg with number B 140.877, in accordance with the special Power of Attorney granted by the sole administrator, Francois Bourgon, on the 21st of December, 2012 and whose signature was authenticated by the Notary Public, Martine Schaffer, that is attached to the present deed in Annex “A”;

PULITANO Franco, born in Campobasso, Italy on the 23rd of January, 1965, taking part in the present deed as the sole administrator of the company “FPA – s.r.l.”, incorporated in Italy, with its legal office in Campobasso, Italy, via San Lorenzo n. 64, and domiciled at said address, registered with n. 123071 in the Economic Administrative Register filed with the Chamber of Commerce (C.C.I.A.A.) of Campobasso, registration number in the Company Register and fiscal code number 01627460700, with a share capital of 10.000,00 euros, entirely deposited.

Said parties, of whose identity I am personally aware of, state:

-	that the company “RUPINVEST SARL” is the sole shareholder of the company “PREMIER POWER ITALY – S.p.A.”, with its legal office in Ripalimosani (CB), Italy, contrada Taverna del Cortile, registered with n. 120189 in the Economic Administrative Register filed with the Chamber of Commerce (C.C.I.A.A.) of Campobasso, registration number in the Company Register and fiscal code number 01590260707, owner of the entire share capital, represented by n. 1.250.000 (one million two hundred and fifty thousand) ordinary shares with the nominal value of 1.00 (one) euro each.

Everything stated and considered, which constitutes an integral and essential part of the present deed, the abovementioned parties agree and stipulate the following:

The company, “RUPINVEST SARL” , as represented above, declares to, and in effect does, transfer to the company “FPA – s.r.l.”, which, by means of the above, purchases n. 1.250.000 (one million two hundred and fifty thousand) ordinary shares, with a nominal value of 1.00 (one) euro each of the company “PREMIER POWER ITALY – S.p.A.)”.

The present transfer is undertaken for the fee that the parties declare and that is euro 250.000,00 (two hundred and fifty thousand).

The fee of the present transfer, as agreed above, is regulated as follows:

-	euro 200.000,00 (two hundred thousand) will be deposited today by bank transfer, the sum of which the grantor declares to have received from the grantee for which a receipt is issued;

-	euro 50.000,00 (fifty thousand), without interest, will be deposited by means of proper and legal means of payment, within and not later than December 31st, 2013. If, within the 15th of March, 2014, there are no questions of default, formal notices or actions aimed at obtaining payment for the above, the price of the present transfer is to be considered entirely paid.

As a result of this transfer, the grantee remains invested with all rights and reason which pertained to the grantor, starting as of today.

The grantor declares that the transferred shares are exclusively his property and have not been, before now, transferred, pledged, seized nor used as collateral and are free from restrictions.

Furthermore, the aforementioned, in accordance with the information that needs to be given by myself as a Notary Public as per article 3 of the Legislative Decree n. 461/97 and further provisions, declares to not choose, and to have not chosen in the past, the forfeit regime and that the fiscal domicile is that indicated.

The grantee is authorized to request that the Administrative body record in the member registry the transfer of shares of the present deed, according to law.

Resulting from the present transfer, the share capital of “PREMIER POWER ITALY – S.p.A.” belongs totally to the shareholder “FPA- s.r.l.”, which, consequently, will be responsible for all fulfilments foreseen by law and, in particular, by article 2362 of the civil code.

The expenses of the present deed are to be paid by the grantee.

I, the Notary Public, have written the present deed, typewritten by a trusted individual, on two full sheets of paper and partially a third and I have read the present deed to the parties involved, who have approved it and confirmed it.

Repertorio n.	Raccolta n.

COMPRAVENDITA DI AZIONI

REPUBBLICA ITALIANA

L'anno duemiladodici il giorno ventinove del mese di dicembre in Campobasso, nel mio studio alla via Garibaldi n. 5.

Avanti a me Michele Pilla, notaio in Campobasso, iscritto nel ruolo dei distretti notarili riuniti di Campobasso, Isernia e Larino, sono comparsi e si sono costituiti i signori:

DE OTO Elena, nata a Campobasso (CB) e domiciliata in Campobasso (CB) alla via Principe di Piemonte, codice fiscale DTENLE69R49B519H la quale interviene nel presente atto in qualità di procuratrice della società "RUPINVEST SARL", con sede in Luxembourg, rue Jean-Pierre Probst n. 4, iscritta al R.C.S. Luxembourg, al n. B 140.877, giusta procura speciale rilasciata dall'Amministratore Unico Francois Bourgon, in data 21/12/2012 autenticata nella firma da notaio Martine SCHAFFER, che, previa lettura, si allega al presente atto sotto la lettera "A";

PULITANO Franco, nato a Campobasso (CB) il 23 gennaio 1965, il quale interviene nel presente atto in qualità di Amministratore Unico della società "FPA - s.r.l.", costituita in Italia, con sede in Campobasso (CB), via San Lorenzo n. 64, ove domicilia per la carica, iscritta al n. 123071 del Repertorio Economico Amministrativo presso la C.C.I.A.A. di Campobasso, numero di iscrizione al Registro delle Imprese e c.f. 01627460700, con capitale sociale di Euro 10.000,00 interamente versato.

Detti costituiti, della cui identità personale sono io notaio certo, premettono:

- che la società "RUPINVEST SARL" è unico socio della società "PREMIER POWER ITALY - S.p.A.", con sede in Ripalimosani (CB), contrada Taverna del Cortile, iscritta al n. 120189 del Repertorio Economico Amministrativo presso la C.C.I.A.A. di Campobasso, numero iscrizione Registro delle Imprese e c.f. 01590260707, titolare dell'intero capitale sociale, rappresentato da n. 1.250.000 (unmilioneduecentocinquantamila) azioni ordinarie, del valore nominale, ciascuna, di Euro 1,00 (uno virgola Zero).

Tutto ciò premesso, che costituisce parte integrante e sostanziale del presente atto, i costituiti, nelle citate qualità, convengono e stipulano quanto segue:

la società "RUPINVEST SARL", come sopra rappresentata, dichiara di cedere, come in effetti cede, alla società "FPA - s.r.l." che, a mezzo di cui sopra, acquista, n. 1.250.000 (unmilioneduecentocinquantamila) azioni ordinarie, del valore nominale, ciascuna, di Euro 1,00, della società "PREMIER POWER ITALY - S.p.A.".

Segue e si effettua la presente cessione per il corrispettivo che le parti dichiarano in complessivi Euro 250.000,00 (duecentocinquantamila virgola Zero).

Il corrispettivo della presente cessione, come sopra determinato, viene regolato come segue:

- Euro 200.000,00 (duecentomila virgola Zero) vengono versati oggi a mezzo bonifico bancario somma che la società cedente, a mezzo di cui sopra, dichiara di aver ricevuto dalla società cessionaria in favore della quale rilascia quietanza;

- Euro 50.000,00 (cinquantamila virgola Zero), improduttivi di interessi, verranno corrisposti, con idonei e legali mezzi di pagamento, entro e non oltre il 31 dicembre 2013.

Se entro il 15 marzo 2014 non risulteranno trascritte domande di costituzione in mora o domande intese ad ottenere il pagamento di quanto sopra, il prezzo della presente cessione dovrà intendersi interamente quietanzato.

Per effetto di tale cessione, la società cessionaria rimane investita di ogni diritto e ragione alla cedente spettante nei confronti della società a partire da oggi.

Dichiara la società cedente, a mezzo di cui sopra, che le azioni trasferite sono di sua piena ed esclusiva proprietà ed in sua libera disponibilità, che non sono state prima d'ora cedute o date in pegno e che non sono colpite da sequestri, pignoramenti o vincoli di sorta.

La stessa, ai fini della comunicazione da fare da me notaio a norma dell'art. 3 del D.Lgs. n. 461/97 (Regime della Dichiarazione) e successivi provvedimenti in materia, dichiara di non optare e di non aver optato in precedenza per il regime forfettario e che il domicilio fiscale è quello in epigrafe indicato.

Viene autorizzata la società cessionaria a richiedere all'Organo Amministrativo l'annotamento nel libro dei soci del trasferimento delle azioni oggetto del presente atto, ai sensi di legge.

A seguito della presente cessione, il capitale sociale della "PREMIER POWER ITALY - S.p.A." risulta appartenere per intero al socio "FPA - s.r.l.", il quale, di conseguenza, sarà tenuto ad effettuare tutti gli adempimenti previsti dalla vigente normativa in materia, ed in particolare, quelli di cui all'art. 2362 cod. civ.

Le spese del presente atto e conseguenti, sono a carico della società cessionaria.

Richiesto io Notaio ho redatto il presente atto dattiloscritto da persona di mia fiducia su un foglio del quale occupa tre facciate intere e quanto si contiene nella quarta e l'ho letto alle parti costituite che lo hanno approvato e confermato.

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